Exhibit 3.2

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the corporation is St. Joseph, Inc.
(If changing the name of the corporation, indicate name of corporation BEFORE the name change).

2.	The text of each amendment adopted (include attachment if additional space needed):

Article Fourth of the Articles of Incorporation of this Corporation is amended to read as follows:

“FOURTH: This Corporation is authorized to issue two classes of stock, which are voting Common Stock and Preferred Stock. The shares of Common Stock which this Corporation is authorized to issue shall have a par value of one-tenth of one cent ($.001) per share and the number of shares of Common Stock this Corporation is authorized to issue is one hundred million (100,000,000) shares. The shares of Preferred Stock this Corporation is authorized to issue shall have a par value of one-tenth of one cent ($.001) per share and the number of shares of Preferred Stock this Corporation is authorized to issue is twenty-five million (25,000,000) shares. Of such amount, the Corporation hereby designates and establishes two (2) series of Preferred Stock, namely Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. The number of shares of Series A Convertible Preferred Stock the Corporation is authorized to issue is three hundred eighty-six thousand two-hundred eight (386,208) shares and the number of shares of Series B Convertible Preferred Stock the Corporation is authorized to issue is five hundred thousand (500,000) shares. Each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall have the respective rights and privileges designated on the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock attached as Exhibit A hereto. All remaining shares of Preferred Stock not so specifically designated may be designated in the future by action of the Board of Directors of the Corporation and otherwise in accordance with the applicable provisions of the Colorado Business Corporations Act. The Board of Directors, within any limits and restrictions stated, may determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

(a) Each shareholder of record shall have one vote for each share of common stock standing in his or her name on the books of the corporation and entitled to vote, except that in the election of directors he or she shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(b) No shareholder of the corporation shall have any preemptive or similar right to acquire any additional unissued or treasure shares of stock, or for other securities of any class, or for right, warrants, options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

(c) The Board of Directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado.

3.	The date the following amendment(s) to the Articles of Incorporation was adopted: May 15, 2007.

4.	Indicate manner in which amendment(s) was adopted (mark only one):

[ ]	No shares have been issued or Directors Elected - Adopted by lncorporator(s)

[ ]	No shares have been issued but Directors Elected - Adopted by the board of directors

[ ]	Shares have been issued but shareholder action was not required - Adopted by the board of directors

[X]	The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group - Adopted by the shareholders

5.	Delayed effective date/time (mm/dd/yyyy hour:minute am/pm): (if not to be effective upon filing)_______ (Not to exceed 90 days)

6.	The name(s) and address(es) of individuals causing document to be delivered for filing:

Last Name	First Name	Middle Name	Suffix
McIlhargey	Gerald	____________	_____

Address 1:	4870 S. Lewis Street, Suite 250
Address 2:	____________________________________
City:	Tulsa
State:	Oklahoma
Zip/Postal Code:	74105
Province:	____________________________________
Country:	____________________________________

The document need not state the true name and address of more than one such individual. However, if more than one individual is causing the document to be delivered for filing, select Yes and include an attachment stating the names and addresses of all such individuals.)

CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS, PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK AND SERIES B CONVERTIBLE PREFERRED STOCK

OF

ST. JOSEPH, INC.

Pursuant to Section 7-106-101 of the
Colorado Revised Statute

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of St. Joseph, Inc., a Colorado corporation (hereinafter called the "Corporation"), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under the Fourth Article of the Corporation's Articles of Incorporation, as amended, and in accordance with the provisions of Section 7-106-101 of the Colorado Revised Statutes of the State of Colorado:

RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of three hundred eighty-six thousand, two-hundred and eight thousand (386,208) shares of Series A Convertible Preferred Stock of the Corporation (“Series A Preferred Stock”) and five hundred thousand (500,000) shares of Series B Convertible Preferred Stock of the Corporation (“Series B Preferred Stock). Each share of Series A Preferred Stock and Series B Preferred Stock shall have the respective rights and privileges designated herein and the Series B Preferred Stock shall rank pari passu with respect to dividends and liquidation with the Series A Preferred Stock, as set forth herein. All remaining shares of Preferred Stock not so specifically designated may be designated in the future by action of the Board of Directors of the Corporation and otherwise in accordance with the applicable provisions of the Colorado Revised Statutes of the State of Colorado. The Board of Directors, within any limits and restrictions stated, may determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

SECTION 1. DESIGNATION, AMOUNT AND STATED VALUE. The shares of Preferred Stock to be issued in series pursuant hereto shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and “Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). The number of shares constituting such Series A Preferred Stock shall be three hundred eighty-six thousand, two-hundred and eight thousand (386,208), and the number of shares constituting Series B Preferred Stock shall be five hundred thousand (500,000). The stated value (the “Stated Value”) of each share Series A Preferred Stock is $3.00 per Series A Preferred Stock share and the stated value of each share of Series B Stock is $1.20 per Series B Preferred Stock share.

SECTION 2. DIVIDENDS. The holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive out of any funds legally available therefor, distributions, payable in preference and priority to any distribution to, and before any dividend shall be declared, set apart for or paid upon, the shares of the Corporation’s Common Stock or any other stock ranking with respect to dividends or on liquidation junior to the Series A Preferred Stock and the Series B Preferred Stock (such stock being referred to hereinafter collectively as “Junior Stock”) in any year, dividends per share (a “Dividend”) on each anniversary (the “Dividend Distribution Date”) of the date of issuance of such Series A Preferred Stock or Series B Preferred Stock, as the case may be (the “Issue Date”), determined as follows: (i) with respect to Series A Preferred Stock, each holder of Series A Preferred Stock shall be entitled to receive a Dividend equal to six and three-quarters percent (6.75%) of the Stated Value of such Series A Preferred Stock; and (ii) with respect to Series B Preferred Stock, each holder of Series B Preferred Stock shall be entitled to receive a Dividend equal to fifteen percent (15%) of the Stated Value of such Series B Preferred Stock. The Series A Preferred Stock shall rank pari passu with respect to dividends with the Series B Preferred Stock.

SECTION 3. LIQUIDATION, DISSOLUTION OR WINDING UP.

(a) In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of the Series A Preferred Stock and the holders of Series B Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to the Corporation's stockholders, whether such assets are stated capital or surplus of any nature, an amount on such date equal to the Stated Value multiplied by the shares of Series A Preferred Stock or Series B Stock (as the case may be) owned of record by such holder plus an amount equal to any accrued and unpaid Dividends as of such date, less the amount of any distributions previously made to the holder in respect of such shares of Series A Preferred Stock or Series B Preferred Stock (as the case may be).

(b) A payment to a Holder of Series A Preferred Stock or Series B Preferred Stock on account of Liquidation shall be made before any payment shall be made or any assets distributed to the holders of Junior Stock. If upon any Liquidation, the amounts payable with respect to the Series A Preferred Stock and Series B Preferred Stock are not paid in full, holders of the Series A Preferred Stock and holders of the Series B Preferred Stock will share ratably in any distribution of the assets of the Corporation in proportion to the respective amounts that would be payable per share of Series A Preferred Stock and Series B Preferred Stock (as the case may be), if the assets of the Corporation were sufficient for all such amounts to be paid in full. Neither the consolidation nor merger of the Corporation into or with any other entity, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be Liquidation.

(c) Any assets to be delivered to the holders of the Series A Preferred Stock and/or to the Holders of Series B Preferred Stock pursuant to this provision as a consequence of Liquidation shall be valued at their fair market value as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive and binding absent manifest error.

(d) The Series A Preferred Stock shall rank pari passu with respect to liquidation with Series B Preferred Stock.

SECTION 4.  VOTING. The holders of Series A Preferred Stock and the holders of Series B Preferred Stock shall have no voting rights in respect of the shares of Series A Preferred Stock or Series B Preferred Stock (as applicable) held by them.

SECTION 5.  OPTIONAL CONVERSION.

(a) Optional Conversion of Preferred A Stock. At the option of any holder of Series A Preferred Stock, each shares of Series A Preferred Stock may be converted into one (1) share of Common stock at any time and from time to time beginning on the Issue Date of such Series A Preferred Stock.

(b) Optional Conversion of Preferred B Stock. At the option of any holder of Series B Preferred Stock, each share of Series B Preferred Stock may be converted into one (1) share of Common Stock at any time and from time to time beginning on the sixth (6th) month anniversary of the Issue Date (the “Series B Conversion Period”).

(c)  A holder of Series A Preferred Stock or Series B Preferred Stock may convert such Series A Preferred Stock or Series B Preferred Stock (as applicable) pursuant to this Section 5 by delivering to the Corporation a conversion notice, in a form reasonably satisfactory to the Corporation, appropriately completed and duly signed, and the date any such Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a "Conversion Date”

(d) Upon conversion of any Series A Preferred Stock or Series B Preferred Stock, the Corporation shall promptly upon receipt of the certificate evidencing the Series A Preferred Stock or Series B Preferred Stock, issue or cause to be issued and cause to be delivered to or upon the written order of the Holder of such Series A Preferred Stock or Series B Preferred Stock, as the case may be, and in such name or names as the Holder may designate a certificate for the Common Stock shares issuable upon such conversion (the “Underlying Shares”). The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date.

(e) If a Holder is converting less than all shares of Series A Preferred Stock or Series B Preferred Stock (as applicable) represented by the certificate or certificates delivered by such Holder to the Corporation in connection with such conversion, or if such conversion cannot be effected in full for any reason, the Corporation shall promptly deliver to such Holder a new certificate representing the number of shares of Series A Preferred Stock or Series B Preferred Stock (as applicable) not converted.

SECTION 6. REDEMPTION.

(a) Optional Redemption of Series A Preferred Stock. At the option of the Corporation, each share of Series A Preferred Stock may be redeemed by the Corporation, in whole or in part, at any time and from time to time beginning on the second (2nd) anniversary of the Issue Date, for cash at a redemption price equal to the Stated Value plus the total of all accrued but unpaid Dividends (the “Series A Redemption Price”), provided however, that the Corporation’s Common Stock is then listed for trading on a national stock exchange in the United States and Closing Sale Price of the Common Stock equals or exceeds $5.00 per share for thirty consecutive Trading Days (as defined herein). For purposes of this Section 6(a), the “Closing Sale Price” of the Common Stock on any applicable day shall be the price per share listed by the national stock exchange on which the Corporation’s Common Stock are then listed as the closing price of the Common Stock on such day as reported in The Wall Street Journal. A “Trading Day” shall mean any day that the national stock exchange on which the Corporation’s Common Stock are then listed is open for business and shares of the Common Stock are traded thereon. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Board of Directors of the Corporation, whose determination shall be conclusive and binding absent manifest error.

(b) Redemption of Series B Preferred Stock. At the option of the Corporation, each share of Series B Preferred Stock may be redeemed by the Corporation, in whole or in part, at any time and from time to time beginning on the sixth (6th) month anniversary of the Issue Date for cash at a redemption price equal to the Stated Value plus the total of all accrued but unpaid Dividends on such Series B Preferred Stock (the “Series B Redemption Price”). If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Board of Directors of the Corporation, whose determination shall be conclusive and binding absent manifest error.

IN WITNESS WHEREOF, St. Joseph, Inc. has caused this Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock to be duly executed by its President as of the 15th of May, 2007.

ST. JOSEPH, INC.

By:	/s/ Gerald McIlhargey
Gerald McIlhargey
Acting President